EX-FILING FEES
Calculation of Filing Fee Tables
Schedule TO
(Form Type)

North Haven Private Income Fund LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$134,666,983.65 (1)	0.01476%	$19,876.85 (2)
Fees Previously Paid			-
Total Transaction Valuation	$134,666,983.65
Total Fees Due for Filing			$19,876.85
Total Fees Previously Paid			-
Total Fee Offsets			$12,773.13(3)
Net Fee Due			$7,103.72

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 7,069,133 Class S Units of North Haven Private Income Fund LLC at a price equal to $19.05 per unit, which represents the Company’s net asset value as of March 31, 2024.

(2) Calculated at $147.60 per $1,000,000 of the transaction value.

(3) An aggregate fee of $7,661.44 was paid with the filing of the Schedule TO-I by North Haven Private Income Fund LLC (File No. 005-93652) on November 1, 2023 (the “Prior November 2023 Schedule TO-I”). The Prior November 2023 Schedule TO-I also included a fee offset of $6,312.09 pursuant to Rule 0-11(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The final transaction fee due pursuant to the final amendment to the Prior November 2023 Schedule TO-I filed on February 1, 2024 was $4,073.15.

An aggregate fee of $7,109.95 was paid with the filing of the Schedule TO-I by North Haven Private Income Fund (File No. 005-93652) on February 2, 2024 (the “Prior February 2024 Schedule TO-I”). The Prior February 2024 Schedule TO-I also included a fee offset of $9,900.38 pursuant to Rule 0-11(a)(2) under the Exchange Act. The final transaction fee due pursuant to the final amendment to the Prior February 2024 Schedule TO-I filed on May 1, 2024 was $4,237.20.

Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $5,663.18 of the filing fee paid in connection with the Prior November 2023 Schedule TO-I and the remaining $7,109.95 of the filing fee paid in connection with the Prior February 2024 Schedule TO-I is being used to partially offset the filing fee in connection with this SC TO-I.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	North Haven Private Income Fund LLC	SC TO-I	005-93652	November 1, 2023		$5,663.18
Fee Offset Sources	North Haven Private Income Fund LLC	SC TO-I	005-93652		November 1, 2023		$5,663.18
Fee Offset Sources	North Haven Private Income Fund LLC	SC TO-I	005-93652	February 2, 2024		$7,109.95
Fee Offset Sources	North Haven Private Income Fund LLC	SC TO-I	005-93652		February 2, 2024		$7,109.95